UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

BioCryst Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23186	62-1413174
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2190 Parkway Lake Drive, Birmingham, Alabama	35244
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 444-4600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of William Sheridan as Chief Medical Officer

BioCryst Pharmaceuticals, Inc. (the “Company”) announced that Dr. William P. Sheridan, 53, has accepted the offer of the Company to serve as the Company’s Chief Medical Officer, effective as of July 1, 2008.  Dr. Sheridan and the Company entered into an Employment Letter Agreement signed on June 12, 2008 with an effective date of July 1, 2008 (the “Letter Agreement”). Dr. Sheridan’s spent 15 years in drug development at Amgen Pharmaceuticals, Inc. before joining the Company. Dr. Sheridan organized and led the company’s US Medical Affairs function, making significant contributions to the successful launch of many compounds, including Aranesp®, Enbrel®, Kineret®, Neulasta® and Sensipar®. In addition to his most recent position at Amgen, Dr. Sheridan held titles at the Vice President level in International Medical Affairs, Global Health Economics and Outcomes Research, US Medical Affairs, and Product Development. Prior to joining Amgen, Dr. Sheridan practiced medicine at the Royal Melbourne Hospital in Victoria, Australia as Head of the Bone Marrow Transplant Service. He earned his MB BS degree (MD equivalent) at the University of Melbourne in Victoria. He is a board-certified fellow of the Royal Australasian College of Physicians (FRACP), with a sub-specialty in hematology and medical oncology. Since leaving Amgen in November 2007, Dr. Sheridan has served as an independent consultant for pharmaceutical companies, including BioCryst.

The term of Dr. Sheridan’s employment, subject to the terms and conditions of the Letter Agreement shall commence as of July 1, 2008, and shall continue for a period of three (3) years, unless earlier terminated in accordance with the provisions of the Letter Agreement.  In the event Dr. Sheridan remains as an employee beyond the three year period, the terms of the Letter Agreement shall continue.

Dr. Sheridan will receive a salary of Three Hundred Seventy Five Dollars ($375,000) per annum, which will be reviewed annually by the CEO and the Compensation Committee.  Dr. Sheridan also shall be eligible to earn a cash bonus with a target amount equal to 25% of his base compensation annually based on the Company’s achievement of performance related goals.  The cash bonus for 2008 will be pro-rated based on the based on Dr. Sheridan’s base salary as of December 31, 2008. Dr. Sheridan also shall be entitled to receive benefits and perquisites at least as favorable as those provided to other executive officers of the Company.

In addition, the Company granted to Dr. Sheridan an option to purchase 200,000 of the Company’s common stock, with an exercise price set on his first day of work, which option shall vest and become exercisable over a period of four years (with 25% vesting one year after Dr. Sheridan’s start date and the remaining shares vesting on a monthly schedule of 1/48 of the total number of shares subject to the grants upon the completion of each month of service). Dr. Sheridan shall also be provided with temporary housing for up to six months and relocation assistance pursuant to the Company’s executive relocation policy to the Cary, North Carolina office.

There are no family relationships between Mr. Sheridan and any director or executive officer of the Company.

On June 18, 2008, the Company issued a press release entitled “William P. Sheridan Appointed Chief Medical Officer of BioCryst Pharmaceuticals, Inc.,” a copy of which is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits:

Exhibit No.	Description

99.1	Press Release dated June 18, 2008 entitled “William P. Sheridan Appointed Chief Medical Officer of BioCryst Pharmaceuticals, Inc.”

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2008	BioCryst Pharmaceuticals, Inc.

	By:	/s/ Michael A. Darwin
Michael A. Darwin
Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 18, 2008 entitled “William P. Sheridan Appointed Chief Medical Officer of BioCryst Pharmaceuticals, Inc.”